UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2018

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Chalan Santo Papa Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2018, the Bank of Guam (the “Bank”) entered into a contract extension with the Executive Vice President and Chief Operating Officer of the Bank, Mr. William D. Leon Guerrero (the “Contract Extension”). Mr. Leon Guerrero is also the Executive Vice President and Chief Operating Officer of BankGuam Holding Company (the “Company”). The Contract Extension extends his Employment Agreement dated June 27, 2013 with the Bank (the “Employment Agreement”) to December 31, 2018. The original termination date of the Employment Agreement was May 31, 2018.

Item 8.01.	Other Events.

At its meeting on May 29, 2018, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.50% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A. The Company issued a press release on June 4, 2018 regarding the dividend payments. The dividends will be paid on June 29, 2018 to shareholders of record on June 15, 2018.

A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated June 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: June 4, 2018	BankGuam Holding Company

	By:	/s/ JOAQUIN P.L.G. COOK
Joaquin P.L.G. Cook
Interim President and Chief Executive Officer